Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS FINANCIAL SERVICES, INC. REPORTS 47 PERCENT INCREASE IN NET INCOME TO A RECORD $3.2 MILLION FOR FIRST QUARTER OF 2013
Company Delivers Record Top Line Revenue, Net Interest Margin, Trust Fee Income and Loan Balances While Asset Quality Metrics Improve to Strongest Levels Since 2008

Madison, WI - April 25, 2013 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (the “Company”) (NASDAQ: FBIZ), the parent company of First Business Bank and First Business Bank - Milwaukee, today reported record first quarter earnings reflecting continued success of the Company’s initiatives to capture loan and deposit balances from commercial clients in its markets, enhance the profitability of its business relationships and improve asset quality.

Highlights for the quarter ended March 31, 2013 include:

•	Net income was a record $3.2 million, increasing 47% from $2.2 million earned in the first quarter of 2012.

•
Core earnings, defined as pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items unrelated to the Company’s core business activities, grew 21% to $5.0 million for the first quarter of 2013, compared to $4.1 million earned in the first quarter of 2012.

•
Annualized return on average assets was 1.06% for the quarter ended March 31, 2013, compared to 0.74% for the same period in 2012. First quarter 2013 return on average assets measured the highest in the Company’s tenure as a publicly-traded company.

•
Annualized return on average equity was 12.80% for the quarter ended March 31, 2013, compared to 13.43% for the same period in 2012. The return on average equity declined year over year despite record net income due to the addition of approximately $27.1 million of equity raised in the Company’s December 2012 common stock offering.

•
Top line revenue, consisting of net interest income and non-interest income, increased 13% to a record $12.2 million for the quarter ended March 31, 2013, compared to $10.8 million for the first quarter of 2012.

•	Trust assets under management and administration as of March 31, 2013 were a record $843.0 million, an increase of $106.2 million, or 14%, from March 31, 2012.

•	The Company’s efficiency ratio of 59.2% marked its third consecutive quarter below 60%.

•
Average in-market deposits grew to a record $722.7 million for the three months ended March 31, 2013, increasing 15% to 66.8% of total deposits, compared to $630.8 million, or 59.4% of total deposits, for the three months ended March 31, 2012.

•
Average loans and leases measured a record $901.5 million for the first quarter of 2013, representing an increase of $15.5 million, or an annualized 7%, from the fourth quarter of 2012 and an increase of $61.7 million, or 7%, from the first quarter of 2012.

•	Net interest margin was a record 3.53% for the quarter ended March 31, 2013, improving 38 basis points compared to the same period of 2012.

•
Non-performing assets of $12.6 million at March 31, 2013 decreased by $3.1 million, or 20%, from December 31, 2012 and by $10.2 million, or 45%, from March 31, 2012. Non-performing assets measured 1.03% of total assets as of March 31, 2013, marking the Company’s lowest level since March 31, 2008.

•	In the first quarter of 2013 the Company doubled its regular quarterly dividend to $0.14 per share, representing a modest and sustainable payout ratio of 17% of first quarter 2013 earnings per share.

The Company recorded net income of $3.2 million in the first quarter of 2013, an increase of 46.8% compared to $2.2 million earned in the first quarter of 2012. Diluted earnings per common share were $0.83 for the first quarter of 2013 compared to $0.84 for the 2012 period, a decline of $0.01 despite overall earnings growth primarily due to the issuance and sale of 1,265,000 shares of common stock in December 2012. As a result of the issuance and sale, the weighted-average diluted common shares outstanding during the first quarter of 2013 were approximately 51.3% higher than in the first quarter of 2012.

“We believe record first quarter results exhibit our team’s across-the-board success in cultivating profitable relationships with new and existing clients in our markets,” said Corey A. Chambas, President and Chief Executive Officer. “Since the start of the general economic downturn a few years ago we have seen exceptional opportunities to capitalize on market disruption in

Wisconsin. We were able to grow loans for the fourth consecutive quarter, despite the first quarter historically being our softest for loan growth. This quarter’s record loan balances, meaningfully improved asset quality and strong revenue growth reflect our solid execution toward this goal. Our improved earnings power allowed us to double our quarterly dividend during the first quarter, and we anticipate the earnings momentum we have built will continue to deliver increased shareholder value in 2013 and beyond.”

Core Business Results

Net interest income increased $1.3 million, or 14.6%, to a record $10.2 million in the first quarter of 2013 compared to $8.9 million for the first quarter of 2012. The improvement principally resulted from a decline in interest expense on the improved mix and reduced balances of interest-bearing liabilities coupled with a 63 basis point decline in the average rate paid on such balances. In-market client deposits - comprised of all transaction accounts, money market accounts, and non-brokered certificates of deposit - grew 16.8% to $722.5 million at March 31, 2013 from $618.6 million at March 31, 2012. Continued success of the Company’s initiative to attract lower-cost, in-market deposits through new business relationships and increased client deposit balances drove the improvement, allowing the Company to continue reducing its overall reliance on higher-cost brokered certificates of deposit. Brokered certificates of deposit declined by $65.9 million, or 15.9% to $349.3 million at March 31, 2013 compared to March 31, 2012. In addition, other borrowings remained relatively flat compared to December 31, 2012 but declined compared to March 31, 2012 following the use of $27.1 million in net proceeds from the December 2012 common stock offering to immediately repay an equivalent amount of subordinated debt during the fourth quarter of 2012. While lower than in the prior year quarter, interest income benefited from higher earning asset balances, which offset much of the 22 basis point compression in earning asset yields in the sustained low-rate environment. The Company continued to execute on its strategic objective to increase business loans, successfully driving a 7.3% increase in average loans and leases compared to the first quarter of 2012.

The Company’s improved funding costs also helped to more than offset the decline in earning asset yields. As a result, net interest margin improved by 38 basis points to a record 3.53% in the first quarter of 2013, compared to 3.15% in the first quarter of 2012. Net interest margin improvement continues to differentiate the Company from many community and regional bank peers.

Non-interest income increased $103,000, or 5.6%, to $2.0 million for the first quarter of 2013, compared with the first quarter of 2012. Improvement over the prior year period reflects substantial growth in trust and investment services income, which grew by $140,000, or 20.4%, to $827,000 for the first quarter of 2013, driven by a 14.4% increase in trust assets under management and administration to $843.0 million at March 31, 2013, compared to $736.7 million at March 31, 2012. The growth in assets under management and administration was primarily due to improved market values and the successful establishment of new client relationships. Growth in trust income was partially offset by lower loan fees, which declined by $40,000, or 10.1%, to $358,000 for the first quarter of 2013 compared to the same quarter of the prior year.

Non-interest expense for the first quarter of 2013 was $7.2 million, an increase of $346,000, or 5.1%, compared to the same quarter in 2012. Compensation expense grew $721,000, or 18.0%, to $4.7 million, reflecting the Company’s continued investment in key talent in support of strategic initiatives as well as annual merit increases. Other expense grew by $334,000, or 17.1%, compared to the first quarter of 2012 primarily due to higher vendor costs associated with projects to enhance regulatory compliance and to upgrade the Company’s existing technology platforms. A reduction in FDIC insurance expense of $382,000, or 65.1%, in the first quarter of 2013 helped offset overall expense growth compared to the prior year quarter. In addition, the Company experienced a $205,000 benefit to non-interest expense due to the recognition of net gains on the sale of foreclosed properties during the first quarter of 2013 compared to net losses recognized in the prior year quarter. Similarly, collateral liquidation costs decreased by $122,000 due to a net recovery of expenses in the first quarter of 2013 compared to expenses incurred in the prior year period to facilitate resolution of certain problem loans. First quarter expense growth was appropriately aligned with the Company’s growth in top line revenue, evidenced by the improvement in the efficiency ratio to 59.17% from 61.78% in the first quarter of 2012.

The provision for loan and lease losses for the first quarter of 2013 was $80,000, representing a decrease of $764,000, or 90.5%, compared to the fourth quarter of 2012 and a decrease of $424,000, or 84.1%, from the first quarter of 2012. The Company recognized $27,000 in net recoveries on previously charged-off loans during the first quarter of 2013, resulting in annualized net recoveries as a percentage of average loans and leases measuring 0.01% for the quarter. This compares to net charge-offs of $150,000 for the fourth quarter of 2012 and $208,000 for the first quarter of 2012. For the same periods, annualized net charge-offs as a percentage of average loans and leases measured 0.07% and 0.10%, respectively. The Company has determined that stabilizing commercial real estate values provided sufficient collateral for its impaired loan and lease portfolio as of March 31, 2013. As a result, the first quarter 2013 loan loss provision of $80,000 primarily reflected additions to the loan loss allowance commensurate with loan growth.

Loans Grow to Record Levels While Asset Quality Improves to Strongest Levels Since 2008

Net loans and leases reached a record $901.1 million at March 31, 2013, growing $4.6 million, or 2.0% annualized, from December 31, 2012 and $83.9 million, or 10.3%, from March 31, 2012. Measured on an average basis, first quarter 2013 gross loans and leases of $901.5 million were up $15.5 million, or 7.0% annualized, from the fourth quarter of 2012 and up $61.7 million, or 7.3%, from the first quarter of 2012. Growth reflected the successful addition of new commercial relationships along with early signs of increased demand for lending opportunities in the Company’s markets.

Asset quality continues to be a source of strength and differentiation for the Company relative to many of its peers. The ratio of non-performing assets to total assets improved to 1.03% at March 31, 2013, representing the Company’s lowest level measured since March 31, 2008. This metric fell 25 basis points from 1.28% at December 31, 2012 and 93 basis points from 1.96% at March 31, 2012. This improvement reflects a $3.1 million, or 19.9%, decrease in non-performing assets from December 31, 2012 to March 31, 2013. Non-performing assets decreased by $10.2 million, or 44.8%, from March 31, 2012 to March 31, 2013, reflecting the success of certain exit strategies, including payoffs, paydowns and charge-offs, as well as improved client performance resulting in a return to accrual status. These reductions were partially offset by continued additions of newly identified impaired loans and leases. The Company’s allowance for loan and lease loss as a percentage of total loans and leases measured 1.69% as of March 31, 2013, which was stable compared to 1.69% at December 31, 2012 and modestly lower compared to 1.74% at March 31, 2012.

Capital Strength

The Company’s earnings power continues to generate capital, and its capital ratios are in excess of the highest required regulatory benchmark levels. In addition, the common stock offering completed in the fourth quarter of 2012 improved the composition of the Company’s capital by increasing Tier 1 capital in the form of equity and allowing the Company to pay down Tier II capital in the form of subordinated debt. Total capital to risk-weighted assets was 13.19% as of March 31, 2013, compared to 12.97% at December 31, 2012. Tier 1 capital to risk-weighted assets was 10.77% as of March 31, 2013, compared to 10.54% at December 31, 2012. Tier 1 capital to average assets was 9.07%, as of March 31, 2013, compared to 8.99% as of December 31, 2012.

Quarterly Dividend Doubled During First Quarter 2013

As previously announced, on March 8, 2013 the Company’s Board of Directors declared an increase in the quarterly cash dividend on its common stock to $0.14 per share, doubling its previous level of $0.07 per share, which it had maintained for 20 consecutive quarters. The increased dividend was paid on April 15, 2013 to shareholders of record at the close of business on April 1, 2013. Measured against first quarter 2013 earnings per share of $0.83, the increased dividend represents a modest and sustainable 17% payout ratio.

About First Business Financial Services, Inc.

First Business Financial Services (NASDAQ: FBIZ) is a $1.2 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the second largest Wisconsin-based commercial bank holding company listed on NASDAQ or the New York Stock Exchange. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President
and Chief Financial Officer
608-232-5970
jropella@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
ASSETS
Cash and cash equivalents	$75,212	$85,586	$87,842	$78,369	$135,351
Securities available-for-sale, at fair value	201,804	200,596	202,805	195,904	170,547
Loans and leases receivable	916,656	911,960	878,192	862,529	831,748
Allowance for loan and lease losses	(15,507)	(15,400)	(14,706)	(14,818)	(14,451)
Loans and leases, net	901,149	896,560	863,486	847,711	817,297
Leasehold improvements and equipment, net	1,128	968	965	1,030	1,035
Foreclosed properties	905	1,574	2,187	1,937	2,590
Cash surrender value of bank-owned life insurance	22,479	22,272	18,068	18,006	17,830
Investment in Federal Home Loan Bank stock, at cost	1,144	1,144	1,144	1,519	1,748
Accrued interest receivable and other assets	16,466	17,408	15,638	15,550	15,647
Total assets	$1,220,287	$1,226,108	$1,192,135	$1,160,026	$1,162,045
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$722,456	$717,869	$670,530	$632,699	$618,609
Brokered CDs	349,330	374,385	390,728	396,531	415,180
Total deposits	1,071,786	1,092,254	1,061,258	1,029,230	1,033,789
Federal Home Loan Bank and other borrowings	26,936	12,405	39,482	42,396	41,498
Junior subordinated notes	10,315	10,315	10,315	10,315	10,315
Accrued interest payable and other liabilities	9,103	11,595	10,531	10,319	10,009
Total liabilities	1,118,140	1,126,569	1,121,586	1,092,260	1,095,611
Total stockholders’ equity	102,147	99,539	70,549	67,766	66,434
Total liabilities and stockholders’ equity	$1,220,287	$1,226,108	$1,192,135	$1,160,026	$1,162,045

STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Total interest income	$13,319	$13,158	$14,032	$13,943	$13,633
Total interest expense	3,090	3,727	4,117	4,334	4,707
Net interest income	10,229	9,431	9,915	9,609	8,926
Provision for loan and lease losses	80	844	850	2,045	504
Net interest income after provision for loan and lease losses	10,149	8,587	9,065	7,564	8,422
Trust and investment services fee income	827	749	736	755	687
Service charges on deposits	483	524	532	493	479
Loan fees	358	781	502	345	398
Other	285	642	479	311	286
Total non-interest income	1,953	2,696	2,249	1,904	1,850
Compensation	4,726	4,563	4,224	4,226	4,005
FDIC insurance	205	186	426	533	587
Collateral liquidation costs	(14)	204	264	79	108
Net (gain) loss on foreclosed properties	(30)	357	(14)	67	175
Other	2,291	2,136	2,351	2,227	1,957
Total non-interest expense	7,178	7,446	7,251	7,132	6,832
Income before tax expense	4,924	3,837	4,063	2,336	3,440
Income tax expense	1,680	1,308	1,441	771	1,230
Net income	$3,244	$2,529	$2,622	$1,565	$2,210
Per common share:
Basic earnings	$0.83	$0.86	$0.99	$0.60	$0.84
Diluted earnings	0.83	0.86	0.99	0.60	0.84
Dividends declared	0.14	0.07	0.07	0.07	0.07
Book value	26.07	25.41	26.56	25.77	25.31
Tangible book value	26.07	25.41	26.56	25.77	25.31

SELECTED FINANCIAL RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Return on average assets (annualized)	1.06%	0.84%	0.88%	0.54%	0.74%
Return on average equity (annualized)	12.80%	12.88%	15.10%	9.16%	13.43%
Efficiency ratio	59.17%	58.46%	59.73%	61.37%	61.78%
Average interest-earning assets to average interest- bearing liabilities	120.40%	119.30%	116.34%	116.67%	115.08%
Interest rate spread	3.32%	3.06%	3.26%	3.23%	2.91%
Net interest margin	3.53%	3.31%	3.50%	3.49%	3.15%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Non-performing loans and leases	$11,674	$14,122	$12,846	$15,451	$20,199
Foreclosed properties, net	905	1,574	2,187	1,937	2,590
Total non-performing assets	$12,579	$15,696	$15,033	$17,388	$22,789
Non-performing loans and leases as a percent of total loans and leases	1.27%	1.55%	1.46%	1.79%	2.43%
Non-performing assets as a percent of total loans and leases plus foreclosed properties	1.37%	1.72%	1.71%	2.01%	2.73%
Non-performing assets as a percent of total assets	1.03%	1.28%	1.26%	1.50%	1.96%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.69%	1.69%	1.67%	1.72%	1.74%
Allowance for loan and lease losses as a percent of non-performing loans	132.83%	109.05%	114.48%	95.90%	71.54%

NET CHARGE-OFFS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Net (recoveries) charge-offs	$(27)	$150	$962	$1,678	$208
Net (recoveries) charge-offs as a percent of average loans and leases (annualized)	(0.01)%	0.07%	0.44%	0.80%	0.10%

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

CORE EARNINGS
“Core Earnings” is a non-GAAP measure representing pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items that are unrelated to core business activities. In the judgment of the Company’s management, the presentation of core earnings allows the management team, investors and analysts to better assess the growth of the Company’s core business by removing the volatility that is associated with costs of credit and other discrete items that are unrelated to its core business and facilitates a more streamlined comparison of core growth to its benchmark peers. The information provided below reconciles core earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Income before tax expense	$4,924	$3,837	$4,063	$2,336	$3,440
Add back:
Provision for loan and lease losses	80	844	850	2,045	504
(Gain) loss on foreclosed properties	(30)	357	(14)	67	175
Core earnings (pre-tax)	$4,974	$5,038	$4,899	$4,448	$4,119

EFFICIENCY RATIO

“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less any realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its core business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Total non-interest expense	$7,178	$7,446	$7,251	$7,132	$6,832
Less:
(Gain) loss on foreclosed properties	(30)	357	(14)	67	175
Amortization of other intangible assets	—	—	—	—	—
Total operating expense	$7,208	$7,089	$7,265	$7,065	$6,657
Net interest income	$10,229	$9,431	$9,915	$9,609	$8,926
Total non-interest income	1,953	2,696	2,249	1,904	1,850
Less:
Gain on sale of securities	—	—	—	—	—
Total operating revenue	$12,182	$12,127	$12,164	$11,513	$10,776
Efficiency ratio	59.17%	58.46%	59.73%	61.37%	61.78%

TANGIBLE BOOK VALUE

“Tangible book value per share” is a non-GAAP measure representing tangible equity divided by total common shares outstanding. “Tangible equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that these measures are important to many investors in the marketplace who are interested in changes period to period in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Equity	$102,147	$99,539	$70,549	$67,766	$66,434
Intangible assets	—	—	—	—	—
Tangible equity	$102,147	$99,539	$70,549	$67,766	$66,434
Common shares outstanding	3,918,758	3,916,667	2,656,102	2,629,352	2,625,288
Book value per share	$26.07	$25.41	$26.56	$25.77	$25.31
Tangible book value per share	26.07	25.41	26.56	25.77	25.31